Exhibit 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Announces Successful Closing of $800,000 Subordinated Convertible Debt Financing and
Amendment of MidCap Loan Facility

OLD BRIDGE, NJ / April 9, 2020 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced today that it has entered into a definitive Senior Subordinated Convertible Loan and Security Agreement (the “Loan Agreement”) with certain investors (the “Lenders”). Pursuant to the Loan Agreement, the Lenders have agreed to provide the Company with a term loan facility (the “Facility”), including an initial aggregate tranche A loan commitment of $800,000, of which $600,000 was advanced at closing on April 8, 2020 and $200,000 will be advanced at a later date. The Loan Agreement allows for up to $700,000 of additional loans under the Facility, subject to a maximum aggregate amount of $1,500,000, upon the mutual agreement of the parties. The Lenders, who are directors and executive officers of the Company or their affiliates, are not obligated to provide loans in excess of the $800,000 committed and/or advanced at closing.

Commenting on the Agreement, Ted Grauch, Blonder Tongue’s CEO and President, said: “We are pleased that we have completed this financing, particularly in view of current conditions in the financial markets. This Facility also results in accommodations provided by our senior secured lender that will make an additional $400,000 available on our working capital line of credit. This financing will improve our liquidity and provide us with greater working capital to fund our current and future operations and R&D investments.”

The Loan Agreement has a three-year term. Interest on loans will accrue at 12% per annum, compounded monthly and is payable monthly, in-kind, by the automatic increase of the principal amount of the loans by the amount of accrued interest payable for the month. At maturity, the Company is obligated to pay the Lenders the accreted principal balance of the loans plus any other accrued unpaid interest.

The Lenders will have the option of converting the principal balance of the loan held by each of them, in whole (unless otherwise agreed by the Company), into shares of the Company’s common stock. The conversion price will be determined based on the volume weighted average trading price of the Company’s common stock on the NYSE American during the five trading days preceding the date of the Loan Agreement. A different conversion price may apply to amounts loaned under the Facility following the date of the $800,000 initial tranche. The conversion right is restricted to limit the number of shares issuable upon conversion until the Company receives stockholder approval pursuant to applicable NYSE American rules. The Company expects to obtain stockholder approval at its June 11, 2020 annual meeting of stockholders.

The Company also announced that it and its wholly-owned subsidiary, R. L. Drake Holdings, LLC, entered into a Consent and Amendment to Loan Agreement and Loan Documents (the “Amendment”) with MidCap Business Credit LLC (“MidCap”), the Company’s existing senior secured lender. The Amendment amends the October 25, 2019 Loan and Security Agreement between the parties and provides for the removal of a $400,000 availability block, subject to its re-imposition at the rate of $6,666.66 per calendar month, commencing on June 1, 2020. Removal of the block is subject to certain conditions, including the Company securing additional equity or debt financing, with the financing under the Facility described above meeting the requirements for such removal.

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

About Blonder Tongue

Blonder Tongue Laboratories, Inc. is the oldest designer and manufacturer of cable television video transmission technology in the USA. The majority of our products continue to be designed and built in our state-of-the-art New Jersey facility for 50 years. Blonder Tongue Labs offers U.S.-based engineering and manufacturing excellence with an industry reputation for delivering ultra-high reliability products. As a leader in cable television system design, the Company provides service operators and systems integrators with comprehensive solutions for the management and distribution of digital video, IPTV and high-speed data services, as well as RF broadband distribution over fiber, IP, and Coax networks for homes and businesses. Additional information on the Company and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2018 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Ted Grauch

Chief Executive Officer
tgrauch@blondertongue.com
(732) 679-4000

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com